Filed Pursuant to Rule 424(b)(3)
Registration No. 333-129192
PROSPECTUS SUPPLEMENT NO. 1 DATED JANUARY 30, 2007
(TO PROSPECTUS DATED NOVEMBER 4, 2005)
CALIPER LIFE SCIENCES, INC.
3,701,383 SHARES OF COMMON STOCK
          This Prospectus Supplement No. 1 supplements and amends the Prospectus dated November 4, 2005 (the “Prospectus”) relating to the resale from time to time by holders of our common stock acquired in connection with our merger with NovaScreen Biosciences Corporation, which closed on October 3, 2005. Such information has been obtained from the selling stockholders. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement.
          Our common stock is quoted on The Nasdaq Global Market under the symbol “CALP.” The last reported sale price of our common stock on January 29, 2007 was $5.80 per share.
          See “Risk Factors” beginning on page 4 of the Prospectus to read about factors you should consider before deciding whether to invest in our common stock.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

          The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus:

	Shares Beneficially				Shares Beneficially
	Owned Before			Shares	Owned After
	Offering(1)			Being	Offering(2)
Selling Stockholder	Number		Percent	Offered	Number	Percent

Anna G. Manyak	8,088		**	8,088	—	**
Jaclyn C. Manyak	8,088		**	8,088	—	**
Michael J. Manyak	8,088		**	8,088	—	**
David M. Manyak and Janice D. Manyak, Joint Tenants	98,331		**	98,331	—	**
David M. Manyak	458,757	(3)	**	454,067	4,690	**

**	Less than 1%

(1)	Percentages prior to the offering are based on 46,812,315 shares of common stock that were issued and outstanding as of December 31, 2006. We deem shares of common stock that may be acquired by an individual or group within 60 days of December 31, 2006 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual or entity shown in the table.

(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

(3)	Includes 1,250 shares of our common stock issuable upon the exercise of options within 60 days of December 31, 2006. Also includes 3,440 shares of common stock issued as restricted stock units which vested prior to December 31, 2006.
          The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their shares of our common stock since the date on which they provided the information about their shares in transactions exempt from the registration requirements of the Securities Act.